Filed Pursuant to Rule 433

Registration No. 333-183621

Final Term Sheet

September 3, 2013

THE HOME DEPOT, INC.

$1,150,000,000 2.250% Senior Notes due 2018

$1,100,000,000 3.750% Senior Notes due 2024

$1,000,000,000 4.875% Senior Notes due 2044

Issuer:	The Home Depot, Inc.

Title of Securities:	$1,150,000,000 2.250% Senior Notes due September 10, 2018 (the “Notes due 2018”) $1,100,000,000 3.750% Senior Notes due February 15, 2024 (the “Notes due 2024”) $1,000,000,000 4.875% Senior Notes due February 15, 2044 (the “Notes due 2044” and, together with the Notes due 2018 and the Notes due 2024, the “Notes”)

Principal Amount:	Notes due 2018: $1,150,000,000 Notes due 2024: $1,100,000,000 Notes due 2044: $1,000,000,000

Expected Ratings (Moody’s/S&P)*:	A3 / A- (positive outlook / stable outlook)

Trade Date:	September 3, 2013

Settlement Date (T+5):	September 10, 2013. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next business day will be required, because the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade Notes on the date hereof or the next business day, you should consult your own advisors.

Maturity Date:	Notes due 2018: September 10, 2018 Notes due 2024: February 15, 2024 Notes due 2044: February 15, 2044

Interest Payment Dates:

Notes due 2018: Semi-annually on each March 10 and September 10, commencing March 10, 2014

Notes due 2024: Semi-annually on each February 15 and August 15, commencing February 15, 2014

Notes due 2044: Semi-annually on each February 15 and August 15, commencing February 15, 2014

Optional Redemption:

Notes due 2018: Prior to August 10, 2018, make-whole call at T+10 bps; par call on and after August 10, 2018

Notes due 2024: Prior to November 15, 2023, make-whole call at T+15 bps; par call on and after November 15, 2023

Notes due 2044: Prior to August 15, 2043, make-whole call at T+20 bps; par call on and after August 15, 2043

Treasury Benchmark:	Notes due 2018: 1.500% due August 31, 2018 Notes due 2024: 2.500% due August 15, 2023 Notes due 2044: 2.875% due May 15, 2043

Benchmark Yield:	Notes due 2018: 1.680% Notes due 2024: 2.861% Notes due 2044: 3.821%

Spread to Benchmark:	Notes due 2018: 60 bps Notes due 2024: 95 bps Notes due 2044: 115 bps

Reoffer Yield:	Notes due 2018: 2.280% Notes due 2024: 3.811% Notes due 2044: 4.971%

Coupon:	Notes due 2018: 2.250% per annum Notes due 2024: 3.750% per annum Notes due 2044: 4.875% per annum

Price to Public:	Notes due 2018: 99.859% Notes due 2024: 99.481% Notes due 2044: 98.506%

CUSIP/ISIN:	Notes due 2018: 437076 BB7 / US437076BB74 Notes due 2024: 437076 BC5 / US437076BC57 Notes due 2044: 437076 BD3 / US437076BD31

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

RBS Securities Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC, Prospectus Department, toll-free at 1-800-221-1037, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) Goldman, Sachs & Co., Prospectus Department, toll-free at 1-866-471-2526, (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (v) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by e-mailing dg.prospectus_requests@baml.com.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.